Contacts:	Investors:
Anna Marie Dunlap SVP Corporate Communications Corinthian Colleges, Inc. 714-424-2678

Media:
Robert Jaffe Pondel Wilkinson, Inc. 310-279-5969

CORINTHIAN RECEIVES CONTINUED ACCREDITATION
FOR GMI ATLANTA AND TWO BRANCHES

SANTA ANA, California, July 24, 2006 — Corinthian Colleges, Inc. (NASDAQ: COCO) has received notification that the Accrediting Bureau of Health Education Schools (ABHES) has granted Corinthian’s GMI Atlanta campus continued accreditation through December 31, 2007. The grant of accreditation also includes GMI Atlanta’s branch campuses in Marietta and Jonesboro, Georgia.

In December 2005, ABHES denied continued accreditation of GMI Atlanta and its two branches, and the Company appealed that decision in January 2006. In March 2006 an ABHES appeals panel remanded (returned) the decision to continue accreditation to the ABHES Commission for further consideration.

The grant of continued accreditation signifies that the three GMI campuses have met ABHES eligibility criteria and evaluation standards and comply with the policies and procedures for maintaining accreditation.

In a separate notification, ABHES granted continued accreditation through December 31, 2009 for Corinthian’s Olympia Institute in Grand Rapids, Michigan and two branch campuses in Kalamazoo, Michigan and Merrillville, Indiana. Corinthian had previously disclosed that ABHES had placed these three institutions under a “show cause” directive. ABHES vacated the show cause directive because these campuses now meet required accreditation standards.

“We are gratified to receive continued accreditation for six of our schools,” said Jack D. Massimino, Corinthian’s chief executive officer. “We are working diligently to ensure that all of our campuses meet accreditation standards, and as these decisions by ABHES demonstrate, we have made substantial progress during the past year.”

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 97 schools in 25 states in the U.S. and 34 schools in seven provinces in Canada. The Company’s mission is to help students prepare for careers that are in demand or advance in their chosen career. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of fields, including healthcare, transportation maintenance and technology, trades, business, and criminal justice.